M
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   February 7, 2006

                                                          MFB Corp.

    (Exact Name of Registrant as Specified in Its Charter)

                      Indiana                                     0-23374
(State or Other Jurisdiction of Incorporation)        (Commission File Number)
                     35-1907258
       (IRS Employer Identification No.)

                        4100 Edison Lakes Parkway, Suite 300,
                          P.O. Box 528, Mishawaka, Indiana 46546
                      (Address of Principal Executive Offices) (Zip Code)

                                                       (574) 277-4200

                 (Registrant's Telephone Number, Including Area Code)


           (Former Name or Former Address, if Changed Since Last Report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
 (17 CFR 240.13e-4(c))

Item 2. Results of Operations and Financial Condition.

MFB Corp., an Indiana corporation ("Registrant"), issued a press release which was publicly disseminated on February 2, 2006 announcing its First Quarter Earnings and Stock repurchase program. A copy of the press release is furnished herewith as Exhibit 99.1. Pursuant to General Instruction B.6 of Form 8-K, this exhibit is not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, but is instead furnished as required by that instruction.

Item 2.06  Material Impairments


In connection with the ongoing preparation and review of MFB Corp.'s financial statements for the quarter ended December 31, 2005, MFB Corp. (the "Company") added $2,324,000 to its allowance for loan losses as the result of an impaired commercial credit, resulting in an after-tax earnings charge of approximately $1,411,000. This charge was related to management's assessment of a commercial loan of $3.7 million to a business that is experiencing difficulties with inventory management, trade accounts receivable collections, financial reporting, and operating cash flow. This loan is primarily secured by inventory and accounts receivable. After updating an analysis of the value of this collateral, completing an assessment of the reliability and adequacy of accounting systems and evaluating the recent financial performance of the business, the Company determined that the additional charge to earnings with respect to this loan was necessary. The loan has been placed on non-accrual status and is now fully reserved. No charge off has been recorded on this commercial loan because the Company cannot reasonably estimate at this time how much of the loan it will ultimately recover.

The Company intends to pursue several possible courses of action to mitigate the ultimate losses on these loans. However, it is currently too early to determine if any of these actions will be successful.

To date, the Company has not incurred any material out-of-pocket expenditures (including legal and accounting fees) in connection with the resolution of the loan described above. The actual amount of such expenditures in the future could vary, depending on the length of time and number of hours of professional assistance required to finally resolve the loan, the nature of the proceedings in which the loan is resolved, and other factors that can not be precisely estimated.

Further information regarding the charges against income taken by the Company for the quarter ended December 31, 2005, is set forth in a press release issued on February 2, 2006, a copy of which is attached as Exhibit 99.1 and incorporated herein by this reference.



Item 9.01 Financial Statements and Exhibits.

         (c)  Exhibits

                   Exhibit No.                         Description
                       99.1               Press Release issued February 2, 2006.

                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date:  February 7, 2006                           MFB Corp.

                                                  By:   /s/ Charles J. Viater
                                                           Charles J. Viater,
                                                        President and CEO

Exhibit 99.1







February 2, 2006                                     Contact: Charles J. Viater
                                                                  President/CEO

                    MFB CORP. ANNOUNCES FIRST QUARTER RESULTS
                          AND STOCK REPURCHASE PROGRAM


         Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial (the "Bank"), reported today its consolidated financial results for the three months ended December 31, 2005 as compared to the same period a year ago. Subsequent to recording a significant addition to the Bank's loan loss reserve related to a commercial loan this quarter, the consolidated net loss on an unaudited basis for the quarter ended December 31, 2005 was $397,000 or $0.29 diluted loss per share compared to a net loss of $110,000 or $0.08 diluted loss per share for the three months ended December 31, 2004. Excluding the impact of the above, consolidated net income would have been approximately $1.014 million or $0.73 diluted earnings per share for the three months ended December 31, 2005 and excluding a non-recurring, non-cash write down of investment securities in the quarter ended December 31, 2004, net income would have been approximately $516,000 or $0.38 diluted earnings per share for the three months ended December 31, 2004.

         Charles J. Viater, President and CEO, stated that "Following the second most profitable year in our history, net interest income and noninterest income of the Bank remain strong and expenses have been held in check. The recent action with respect to the commercial loan, discussed further below, was prudent based upon management's on-going analysis of the business performance of that client."

         In addition, MFB Corp. announced today that the Board of Directors has approved the repurchase, from time to time, on the open market of up to 5% of the Corporation's outstanding shares of common stock, without par value, or approximately 67,000 shares. Such purchases will be made subject to market conditions in the open market or block transactions. Repurchases may begin as early as February 6, 2006. According to Mr. Viater, the Board believes that the Corporation's shares are currently undervalued by the market and that open market purchases will have the potential effect of enhancing the book value per share and the potential for growth in earnings per share of the Corporation's remaining outstanding shares.

         MFB Corp.'s net interest income before provision for loan losses for the three month period ended December 31, 2005 totaled $3.5 million compared to $3.6 million for the same period last year. The slight decrease in net interest income was predominantly due to an increase in deposit interest expense offset by an increase in investment interest income and a decrease in FHLB advance interest expense.

         The provision for loan losses was $2,055,000 for the quarter ended December 31, 2005 compared to $300,000 for the same period last year. The increase during the quarter ended December 31, 2005 was primarily related to management's assessment of a commercial loan to a business that is experiencing difficulties with inventory management, trade accounts receivable collections, financial reporting, and operating cash flow. This loan is primarily secured by inventory and accounts receivable. After updating our analysis of the value of this collateral, completing an assessment of the reliability and adequacy of accounting systems and evaluating the recent financial performance of the business, the Bank determined that an additional charge to earnings in the amount of $2,324,000 ($1,411,000 net of tax) for this loan was necessary. The loan has been placed on non-accrual status and is now fully reserved. As a direct result of the actions taken on this loan, the percentage of non-performing assets to loans increased from 1.11% at December 31, 2004 to 2.58% at December 31, 2005. No charge off has been recorded on this commercial loan because the Bank cannot reasonably estimate at this time how much of the loan it will ultimately recover; had a charge off been recorded the non-performing assets to loans percentage would have been 1.60% at December 31, 2005.

         Noninterest income increased from $375,000 for the quarter ended December 31, 2004 to $1.6 million for the quarter ended December 31, 2005. The significant increase was primarily the result of the first quarter non-cash impairment charge to earnings in December 2004 of $948,000 ($626,000 net of tax) resulting from a decline in value of $2.0 million of Fannie Mae ("FNMA") and $2.0 million of Freddie Mac ("FHLMC") floating rate preferred stock securities MFB holds. The increase was also due to the quarterly valuation of the Mortgage Servicing rights resulting in an impairment of $138,000 for the first quarter last year compared to a recovery of $166,000 during the first quarter this year.



         Noninterest expense remained consistent at $4.0 million for the quarters ended December 31, 2005 and 2004. A reduction in professional and consulting fees for the three month period ending December 31, 2005 was offset by an increase in salaries and employee benefits, and occupancy and equipment expense. Income tax benefit increased from last year for the three month period ended December 31, 2005 due to increased loss before income taxes.

         MFB Corp.'s total assets decreased from $554.9 million at September 30, 2005 to $530.1 million at December 31, 2005. A decrease in cash and cash equivalents from $54.2 million at September 30, 2005 to $39.3 million at December 31, 2005 was predominantly due to the payoff of FHLB advances totaling $15 million during the quarter. Total loans at December 31, 2005 of $380.7 million decreased from the $390.7 million at September 30, 2005. Commercial loans decreased from $157.8 million at September 30, 2005 to $150.2 million at December 31, 2005; mortgage loans decreased from $192.0 million at September 30, 2005 to $189.5 million at December 31, 2005 and were offset by consumer loans, including home equity loans, increasing slightly from $40.9 million at September 30, 2005 to $41.0 million at December 31, 2005. Investment securities available for sale decreased from $63.6 million at September 30, 2005 to $63.3 million at December 31, 2005.

         MFB Corp.'s allowance for loan losses at December 31, 2005 was $8.4 million or 2.21% of loans compared to $6.4 million or 1.63% of loans at September 30, 2005. For the first quarter ended December 31, 2005, net charge offs were $7,000 compared to $146,000 net charge offs for the quarter ended September 30, 2005. In management's opinion, the allowance for loan losses is adequate to cover probable incurred losses at December 31, 2005.

         Total deposits decreased from $374.4 million at September 30, 2005 to $366.7 million at December 31, 2005 and Federal Home Loan Bank advances decreased from $125.9 million as of September 30, 2005 to $110.2 million as of December 31, 2005.

Total shareholders' equity decreased from $38.7 million at September 30, 2005 to $37.8 million at December 31, 2005. The book value of MFB Corp.'s stock decreased from $28.52 at September 30, 2005 to $27.89 at December 31, 2005.

                   MFB Corp.'s wholly-owned bank subsidiary, MFB Financial, provides retail and business financial services to the Michiana area through its eleven banking centers in St. Joseph and Elkhart counties and private client services to the Indianapolis market through its office in Hamilton County.

                        MFB CORP. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                    December 31, 2005 and September 30, 2005
                     (in thousands except share information)


                                                                                             December 31,        September 30,
                                                                                                 2005                 2005
                                                                                           -----------------    -----------------
                                                                                           -----------------    -----------------
Assets
Cash and due from financial institutions                                                           $  6,419             $  7,613
Interest - bearing deposits in other financial institutions - short term                             32,885               46,596
                                                                                           -----------------    -----------------
                                                                                                                -----------------
     Total cash and cash equivalents                                                                 39,304               54,209

Securities available for sale                                                                        63,279               63,575
Other Investments                                                                                    12,471               12,514

Loans held for sale                                                                                   2,036                  407

Mortgage Loans                                                                                      189,515              191,970
Commercial Loans                                                                                    150,178              157,804
Consumer Loans                                                                                       40,980               40,921
                                                                                           -----------------    -----------------
                                                                                           -----------------    -----------------
     Loans receivable                                                                               380,673              390,695
     Less: allowance for loan losses                                                                (8,436)              (6,388)
                                                                                           -----------------    -----------------
                                                                                                                -----------------
          Loan receivable, net                                                                      372,237              384,307

Premises and equipment, net                                                                          20,192               20,336
Mortgage servicing rights                                                                             2,474                2,341
Cash surrender value of life insurance                                                                6,018                5,964
Goodwill                                                                                              2,423                2,423
Other intangible assets                                                                               2,025                2,134
Other assets                                                                                          7,593                6,667
                                                                                                                -----------------
                                                                                           -----------------    -----------------
               Total assets                                                                      $  530,052           $  554,877
                                                                                           =================    =================
                                                                                                                =================
Liabilities and Shareholders' Equity
Liabilities
     Deposits
          Noninterest-bearing demand deposits                                                    $   35,957           $   36,876
          Savings, NOW and MMDA deposits                                                            143,342              153,864
          Time deposits                                                                             187,365              183,624
                                                                                           -----------------    -----------------
                                                                                                                -----------------
               Total deposits                                                                       366,664              374,364

     FHLB advances                                                                                  110,216              125,854
     Loans from correspondent banks                                                                   6,500                6,500
     Trust Preferred Securities                                                                       5,000                5,000
     Accrued expenses and other liabilities                                                           3,861                4,486
                                                                                           -----------------    -----------------
                                                                                                                -----------------
          Total liabilities                                                                         492,241              516,204

Shareholders' equity
     Common stock, no par value, 5,000,000 shares authorized;
          shares issued: 1,689,417 - 12/31/05 and 09/30/05;
          shares outstanding: 1,355,860 - 12/31/05 and 09/30/05                                      12,376               12,376
     Additional Paid in Capital                                                                          15                    -
     Retained earnings - substantially restricted                                                    33,460               34,027
     Accumulated other comprehensive income (loss),
          net of tax of ($357) - 12/31/05 and ($174) - 09/30/05                                       (620)                (310)
     Treasury stock, 333,557 common shares - 12/31/05 and 09/30/05, at cost                         (7,420)              (7,420)
                                                                                           -----------------    -----------------
                                                                                                                -----------------
          Total shareholders' equity                                                                 37,811               38,673
                                                                                                                -----------------
                                                                                           -----------------    -----------------
               Total Liabilities and Shareholders' equity                                        $  530,052           $  554,877
                                                                                           =================    =================




                       MFB CORP. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                  Three Months Ended December 31, 2005 and 2004
                   (in thousands except per share information)


                                                               Three Months Ended
                                                                  December 31,

                                                           2005              2004
                                                       --------------    -------------
                                                       --------------    -------------
Interest income
    Loans receivable, including fees                        $  6,042      $     6,090
    Securities - taxable                                         773              686
    Other interest-bearing assets                                350               55
                                                       --------------    -------------
                                                       --------------    -------------
          Total interest income                                7,165            6,831
Interest expense
    Deposits                                                   2,236            1,613
    FHLB advances and other borrowings                         1,472            1,655
                                                       --------------    -------------
          Total interest expense                               3,708            3,268
                                                       --------------    -------------
                                                       --------------    -------------
Net interest income                                            3,457            3,563
Provision for loan losses                                      2,055              300
                                                       --------------    -------------
                                                       --------------    -------------
Net interest income after provision for                        1,402            3,263
           loan losses
Noninterest income
     Service charges on deposit accounts                         849              829
     Trust fee income                                            100               99
     Insurance commissions                                        48               50
     Net realized gains from sales of loans                       85              222
     Mortgage servicing asset recovery (impairment)              166            (138)
     Net gain (loss) on securities available for sale              -            (948)
     Other income                                                368              261
                                                       --------------    -------------
                                                       --------------    -------------
          Total noninterest income                             1,616              375
Noninterest expense
     Salaries and employee benefits                            1,962            1,856
     Occupancy and equipment                                     857              787
     Professional and consulting fees                             91              238
     Data processing expense                                     214              197
     Other expense                                               848              913
                                                       --------------    -------------
                                                       --------------    -------------
          Total noninterest expense                            3,972            3,991

Income (loss) before income taxes                              (954)            (353)
Income tax expense (benefit)                                   (557)            (243)
                                                       --------------    -------------
                                                       --------------    -------------
Net income (loss)                                           $  (397)         $  (110)
                                                       ==============    =============
                                                       ==============    =============

Basic earnings (loss) per common share                     $  (0.29)        $  (0.08)
Diluted earnings (loss) per common share                   $  (0.29)        $  (0.08)